EXHIBIT 10.1

VECTREN CORPORATION
AT RISK COMPENSATION PLAN
2019 STOCK UNIT AWARD
GRANT AGREEMENT
(NON-EMPLOYEE DIRECTOR)

Name of Grantee: _________________________                No. of Units: _____

Date of Grant: January 1, 2019

_______________________ (“Grantee”) is hereby granted on January 1, 2019 (the “Grant Date”) under Section 7.4 of the Vectren Corporation (the “Company”) At Risk Compensation Plan (the “Plan”) a grant of _____ Stock Unit Awards on the following terms and conditions:
1.    Restriction.

(A)
Value of the Stock Unit Award. Within thirty days after the lifting of the restrictions, the Grantee shall be paid, for each Stock Unit Award, in cash, the Fair Market Value of one share of the Company’s Common Stock on the date the restrictions lapse; provided, however, if the restrictions are being lifted as of January 1, 2020 and the Grantee is not then in compliance with the share ownership guidelines established by the Company’s Board of Directors (“Board”), at that time the value of each Stock Unit Award shall be paid to the Grantee in one unrestricted share of the Company’s Common Stock. The determination of compliance will be made by valuing the Grantee’s ownership interest by averaging the high and low prices of a share of the Company’s Common Stock during the preceding month of December and comparing the resulting amount of ownership interest against the then applicable share ownership guideline.

(B)
Restriction Period. Except as otherwise provided pursuant to or in accordance with the terms and provisions of this Stock Unit Award Grant Agreement (this “Agreement”) or the Plan, the Stock Unit Awards shall not be sold, exchanged, assigned, transferred or permitted to be transferred, voluntarily, involuntarily, or by operation of law, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of during the “Restriction Period,” which shall, with respect to each Stock Unit Award, commence on the Grant Date and, except as otherwise provided in this Agreement or the Plan, will remain subject to forfeiture until the end of the Restriction Period on January 1, 2020.

(C)
Grantee’s Term of Office Ending at the Company’s 2019 Annual Shareholder Meeting. In the case of a Grantee whose term of office ends at the Company’s 2019 annual shareholder meeting (the “2019 Shareholder Meeting”), then, in that event, the Stock Unit Awards provided hereunder shall be reduced to reflect the number of days the Grantee served during the year relative to the total number of days in the year and the resulting Stock Unit Awards shall vest as of the time of the end of the Grantee’s term of office.

EXHIBIT 10.1

(D)
CNP Transaction. If the closing date of the CNP Transaction occurs prior to January 1, 2020, then the Stock Unit Awards shall be cancelled and converted into a vested right to receive cash in an amount equal to (i) $72.00 multiplied by (ii) the number of Stock Unit Awards provided hereunder multiplied by (iii) a fraction with a numerator equal to the number of days in the period beginning on the Grant Date and ending on the closing date of the CNP Transaction and a denominator equal to 365, but in no event shall such fraction be greater than one; provided, however, that the Grantee remains in continuous service as a member of the Board from the Grant Date through the closing date of the CNP Transaction. Any portion of the Stock Unit Awards that does not vest pursuant to the previous sentence shall be automatically cancelled and forfeited as of the closing date of the CNP Transaction. Payment with respect to any Stock Unit Awards that vest pursuant to this paragraph (D) shall be made within five (5) business days after the closing date of the CNP Transaction. For the avoidance of doubt, the number of Stock Units Awards subject to this paragraph (D) shall be not be reduced as provided in paragraph (C) above unless the Grantee’s term of office ends at the 2019 Shareholder Meeting and the closing date of the CNP Transaction is after the 2019 Shareholder Meeting.

2.
Capitalization Changes. Prior to the lifting of restrictions, in the event of a change in the Company’s outstanding shares by reason of a stock dividend, stock split, merger, consolidation, stock rights plan or exchange of shares or other similar corporate change, the Committee shall make appropriate adjustments in the number of Stock Unit Awards granted hereunder.

3.
Dividends.  Prior to the lifting of restrictions, the Grantee shall be entitled to receive a cash amount equivalent to the dividend that would be payable had each Stock Unit Award been issued in the form of one share of common stock of the Company, which shall not be refundable in the event the Stock Unit Award is forfeited in whole or in part.

4.
Investment Representation. By executing this Agreement, Grantee represents that the Stock Unit Award is being held in good faith for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, and that any Stock Unit Award Grantee or Grantee’s legal representatives acquire pursuant to this award will be acquired by them in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

5.
The Plan. This grant is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, including the defined terms not otherwise defined herein, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

6.	Withholding. Vectren shall withhold all applicable taxes required by law from all amounts paid in satisfaction of the award.

7.
Notices. All notices by the Grantee or his or her assigns to Vectren shall be addressed to Vectren Corporation, One Vectren Square, Evansville, Indiana 47708, Attention: Corporate Secretary, or such other address as Vectren may, from time to time, specify.

EXHIBIT 10.1

VECTREN CORPORATION

By:    _________________________________

Ronald E. Christian, EVP Chief Legal, External Affairs
Officer & Corporate Secretary

Its:	A Duly Authorized Signatory on behalf of the
Nominating and Corporate Governance Committee

Accepted as of the date first above written

___________________________________,
Grantee